Exhibit 10.2

Republic Bank & Trust Company 601 West Market Street Louisville, Kentucky 40202-2700 Attention: Michael A. Ringswald	February 24, 2006
Re: Marketing and Servicing Agreement dated as of October 21, 2002, by and between Republic Bank & Trust Company and ACE Cash Express, Inc. (as amended, the “Agreement”)
Dear Mike:
Each undefined capitalized term used in this letter shall have the meaning ascribed to it in the Agreement. When countersigned, this letter will constitute an amendment to the Agreement, effective as of February 24, 2006.
Notwithstanding anything to the contrary contained in the Agreement and without any liability arising therefore, the parties to the Agreement hereby mutually agree that COMPANY and BANK shall cease offering TRANSACTIONS in the State of Texas as soon as practical in order to allow for store transition. COMPANY and BANK agree to reconcile and pay all amounts due on all Texas TRANSACTIONS, whether or not due or finally paid by CUSTOMERS, by March 31, 2006.
COMPANY and BANK further agree that COMPANY and BANK shall cease offering TRANSACTIONS in the States of Arkansas and Pennsylvania as of the close of business on June 30, 2006. COMPANY and BANK agree to reconcile and pay all amounts due on all Arkansas and Pennsylvania TRANSACTIONS, whether or not due or finally paid by CUSTOMERS, by July 31, 2006.
Please evidence your agreement with the foregoing by countersigning a copy of this letter and providing a countersigned copy to the undersigned at your earliest convenience.

Sincerely, ACE CASH EXPRESS, INC.
By:	/s/ WALTER E. EVANS
Walter E. Evans, Senior Vice President and General Counsel

AGREED TO AND ACCEPTED BY:
REPUBLIC BANK & TRUST COMPANY

By:	/s/ MICHAEL A. RINGSWALD

Michael A, Ringswald, SVP and General Counsel